Free Writing Prospectus

Dated July 14, 2020

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-07

**PRICING DETAILS** $1.35BN CarMax Prime Auto Loan (CARMX 2020-3)

Joint Active Bookrunners: Barclays (str), Credit Suisse, MUFG, SMBC

Co-Managers: Mizuho, RBC, Scotia, TD

— Anticipated Capital Structure —

CLS	$AMT(MM)	WAL	S/F	E. Fnl	L.Fnl	LAUNCH	YLD	CPN	PRICE
===============================================================================================
A-1	262.000	0.27	A1+/F1+	02/2021	07/2021	IntL+0	0.27652%	0.27652%	100.00000
A-2A	378.500	1.05	AAA/AAA	03/2022	06/2023	EDSF+25	0.494%	0.49%	99.99635
A-2B	50.000	1.05	AAA/AAA	03/2022	06/2023	1mL+25	1mL+0.25%		100.00000
A-3	428.500	2.41	AAA/AAA	11/2023	03/2025	IntS+41	0.628%	0.62%	99.98286
A-4	116.900	3.61	AAA/AAA	06/2024	03/2026	IntS+54	0.781%	0.77%	99.96536
B	47.500	3.90	AA/AA	06/2024	03/2026	IntS+85	1.101%	1.09%	99.96766
C	40.800	3.90	A/A	06/2024	04/2026	IntS+145	1.701%	1.69%	99.98116
D	25.800	3.90	BBB/BBB	06/2024	01/2027	IntS+230	2.551%	2.53%	99.97206
===============================================================================================

Expected Settle : 7/22/2020 Registration : SEC-REG

First Pay Date : 8/17/2020 ERISA Eligible : Yes

Expected Ratings : S&P, Fitch Min Denoms : $5k / $1k

Ticker : CARMX 2020-3 Bill & Deliver : Barclays

Expected Pricing : PRICED Pricing Speed : 1.3% ABS, 10% call

-Available Materials-

* Prelim Prospectus : Attached

* Ratings FWP : Attached

* Dealroadshow : www.dealroadshow.com | Password: CARMX20203

* Intexnet Name : bcgcarmax_2020-3_prepricebase | Password: 3BY2

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.